Exhibit 10.6

Date: July 30, 2021

Dear Aleks:

On behalf of W Technologies, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer (“CEO”). Your Employment Start Date will be July 30, 2021.

Compensation. Your compensation will be in the form of the Company’s common stock. In consideration for your employment at the Company, you will be issued shares equal to 1% of the Company’s outstanding common stock (the “Shares”). The Shares will vest in equal six (6) month increments on the last day of each month following your Employment Start Date. All vesting will cease upon termination of your employment with the Company.

Performance Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) you will be granted an option to purchase up to 1% of the Company’s outstanding common stock for a purchase price to be mutually agreed at the future date (the “Option) on the one-year anniversary of your Employment Start Date. Your KPI’s will be set by the mutual agreement of the Company and yourself within 90 days from your Employment Start Date (the “Cash Performance Bonus”). The Failure to establish KPI’s which is not the fault of the Company will exclude you from eligibility for the Option. To qualify for the Option, you must meet the KPI’s.

Benefits. The Company currently does not have any benefit plans in place. You will be able to participate in all of the Company’s benefit plans, at no cost to you, once they become available.

Business Expense & Travel Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or 20 days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be six (6) months commencing on your Employment Start Date (the “Term”). At the end of the Term, your employment will be renewed automatically for additional six-month terms, unless the Company provides you with a notice of non-renewal at least 15 days prior to the end of the Term.

Employment At-Will. Notwithstanding, anything to the contrary contained herein, your employment with the Company is at will, and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. We recognize that you retain the option, as does the Company to end the employment relationship at any time, with or without notice and with or without cause. The Company is an equal opportunity employer.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines.

Non-competition. You agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

This offer letter shall be governed by the laws of the State of Florida, and you submit to the exclusive jurisdiction and venue of the courts situated in the State of Florida, County of Miami-Dade for all disputes, claims, or complaints arising out of this offer letter.

Sincerely,

Meir Wexler
Chief Investment Officer, Director

I accept this offer of employment with W Technologies, Inc. and agree to the terms and conditions outlined in this letter.

/s/ Aleksandr Rubin

Date: July 30, 2021

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